                                                                      EXHIBIT 12

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              2000    1999
            FOR THE THREE MONTHS ENDED MARCH 31               ----    ----
                   (DOLLARS IN MILLIONS)
Income from continuing operations...........................  $ 29    $  6
Add
  Interest..................................................    34      36
  Portion of rentals representative of interest factor......     4       4
  Income tax expense and other taxes on income..............    21       3
                                                              ----    ----
          Earnings as defined...............................  $ 88    $ 49
                                                              ====    ====
Interest....................................................  $ 34    $ 36
Interest capitalized........................................     2      --
Portion of rentals representative of interest factor........     4       4
                                                              ----    ----
          Fixed charges as defined..........................  $ 40    $ 40
                                                              ====    ====
Ratio of earnings to fixed charges..........................  2.20    1.23
                                                              ====    ====